SCICLONE PHARMACEUTICALS, INC.

AMENDMENT OF STOCK OPTION AGREEMENT

THIS AMENDMENT OF STOCK OPTION AGREEMENT is made by SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”), as it relates to Edwin C. Cadman, M.D., (the “Optionee”).

RECITALS

WHEREAS, the Company granted to the Optionee a total of seven options to purchase shares of the Company’s common stock as set forth in Exhibit A attached hereto (the “Options”) and stock option agreements were entered into between the Company and the Optionee (the “Option Agreements”) evidencing the Options;

WHEREAS, the Company wishes to amend the Option Agreements to provide for the extension of the post-termination exercise period of the Options as set forth below (the “Amendment”);

AMENDMENT

NOW, THEREFORE, each Option Agreement is amended as follows:

1.                 Effective Date.  This Amendment is effective as of May 29, 2005, pursuant to resolutions of the Board of Directors of the Company adopted on such date.

2.                 Post-Termination Exercise Period.  Notwithstanding anything in each Option Agreement to the contrary, in the event of the termination of the Optionee’s service, the Optionee shall have a period of twenty-four (24) months after the date of termination of service, to the extent that the Option was vested and exercisable on such termination date, to exercise the Option, but in no event shall such term extend beyond each Option’s expiration date as set forth in each Option Agreement.

3.         Continuation of Other Terms.  Except as set forth herein, all other terms and conditions of the Option Agreements shall remain in full force and effect.

4.         Applicable Law.  This Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

This Amendment is executed by a duly authorized officer on behalf of the Company as of the effective date set forth above.

SciClone Pharmaceuticals, Inc.
By: /s/ Richard A. Waldron
Title: Office of the President, Chief Financial
Officer and Secretary

EXHIBIT A

OPTIONS AMENDED FOR EDWIN C. CADMAN, M.D.

Option Number	Grant Date	Type	Number of Shares	Exercise Price
228	5/16/1997	NSO	10,000	$7.06
427	6/26/1998	NSO	10,000	$3.69
573	6/2/2000	NSO	10,000	$9.00
715	5/31/2001	NSO	10,000	$5.26
759	5/30/2002	NSO	20,000	$3.84
839	6/25/2003	NSO	20,000	$8.90
954	5/26/2004	NSO	30,000	$5.23